SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

Live Oak Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that the Annual Meeting (the “Annual Meeting”) of Shareholders of Live Oak Bancshares, Inc. (the “Company”) will be held as follows:

Place:	Live Oak Corporate Offices
1741 Tiburon Drive
Wilmington, NC 28403
Date:	May 14, 2019
Time:	9:00 a.m.

The purposes of the meeting are:

1.	Election of Directors. To elect eight members of the Board of Directors for terms of one year;
2.	Say-on-Pay Vote. To vote on a non-binding, advisory proposal to approve compensation paid to our named executive officers (commonly referred to as a “say-on-pay” vote);
3.	Say-on-Frequency Vote. To vote on a non-binding, advisory proposal regarding the frequency of future advisory votes on executive compensation (commonly referred to as a “say-on-frequency” vote);
4.	Ratification of Independent Auditors. To vote on a proposal to ratify Dixon Hughes Goodman LLP as the Company’s independent auditors for 2019; and
5.	Other Business. To transact any other business properly presented for action at the Annual Meeting.

YOU ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.  HOWEVER, IF YOU ARE THE RECORD HOLDER OF YOUR SHARES OF OUR VOTING COMMON STOCK, WE ASK THAT YOU APPOINT THE PROXIES NAMED IN THE ENCLOSED PROXY STATEMENT TO VOTE YOUR SHARES FOR YOU BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD OR FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT TO APPOINT THE PROXIES BY INTERNET, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOUR SHARES ARE HELD IN “STREET NAME” BY A BROKER OR OTHER NOMINEE, ONLY THE RECORD HOLDER OF YOUR SHARES MAY VOTE THEM FOR YOU, SO YOU SHOULD FOLLOW YOUR BROKER’S OR NOMINEE’S DIRECTIONS AND GIVE IT INSTRUCTIONS AS TO HOW IT SHOULD VOTE YOUR SHARES. DOING THAT WILL HELP US ENSURE THAT YOUR SHARES ARE REPRESENTED AND THAT A QUORUM IS PRESENT AT THE ANNUAL MEETING.  THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT,  AND ANNUAL REPORT ARE AVAILABLE IN THE INVESTOR RELATIONS SECTION OF OUR WEBSITE, WWW.LIVEOAKBANK.COM.

By Order of the Board of Directors

/s/ James S. Mahan III
James S. Mahan III
Chairman and CEO
April 5, 2019

LIVE OAK BANCSHARES, INC.

Proxy Statement For The

Annual Meeting Of Shareholders

To Be Held May 14, 2019

LIVE OAK BANCSHARES, INC.

PROXY STATEMENT

Mailing Date: On or About April 5, 2019

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 14, 2019

General INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Live Oak Bancshares, Inc. (the “Company”) of appointments of proxy for use at the annual meeting of the Company’s shareholders (the “Annual Meeting”) to be held on May 14, 2019, at 9:00 a.m., at the Company’s corporate offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and at any adjournments thereof.  The Company’s proxy solicitation materials are being mailed to our shareholders on or about April 5, 2019.  In this Proxy Statement, the Company’s subsidiary bank, Live Oak Banking Company, is referred to as the “Bank.”  The mailing address of the Company’s principal executive offices is 1741 Tiburon Drive, Wilmington, North Carolina 28403.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2019:

Copies of this Proxy Statement and our Annual Report are available in the investor relations section of our website, www.liveoakbank.com.

Proposals to be Voted on at the Annual Meeting

At the Annual Meeting, record holders of our voting common stock will consider and vote on the following matters:

•	election of eight members of the Board of Directors for terms of one year;
•	a non-binding, advisory proposal to approve compensation paid to our named executive officers;
•	a non-binding, advisory proposal regarding the frequency of future advisory votes on executive compensation;
•	ratification of the appointment of Dixon Hughes Goodman LLP as the Company’s independent auditors for 2019; and
•	transaction of any other business properly presented for action at the Annual Meeting.

The Board of Directors recommends that you vote “FOR” the election of each of the eight nominees for director named in this Proxy Statement, “FOR” Proposals 2 and 4, and “1 YEAR” on Proposal 3.

How You Can Vote at the Annual Meeting

Record Holders. If your shares of our voting common stock are held of record in your name, you can vote at the Annual Meeting in one of the following ways:

•	you can attend the Annual Meeting and vote in person;

•

you can sign and return the proxy card enclosed with this Proxy Statement and appoint the “Proxies” named below to vote your shares for you at the Annual Meeting, or you can validly appoint another person to vote your shares for you; or

•

you can appoint the Proxies to vote your shares for you by going to the internet website www.proxyvote.com. When you are prompted for your “control number,” enter the number printed on the enclosed proxy card and then follow the instructions provided.

You may appoint the Proxies by internet only until 11:59 p.m. Eastern Time on May 13, 2019, which is the day before the Annual Meeting. If you appoint the Proxies by internet, you need not sign and return a proxy card. You will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described below and in the proxy card enclosed with this Proxy Statement.

Shares Held in “Street Name.” Only the record holders of shares of our voting common stock or their appointed proxies may vote those shares. As a result, if your shares of our voting common stock are held for you in “street name” by a broker or other nominee, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the Proxies to vote them for you, unless you make arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by completing and returning to it the voting instruction sheet you received with your copy of our Proxy Statement (or by following any directions you received for giving voting instructions electronically). Brokers and other nominees who hold shares in street name for their clients typically have the discretionary authority to vote those shares on “routine” matters when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters (including the election of directors) unless their clients give them voting instructions. To ensure that shares you hold in street name are represented at the Annual Meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

Solicitation and Voting of Proxy Cards

If you are the record holder of your shares of our voting common stock, a proxy card is included with this Proxy Statement that provides for you to name S. Brett Caines, our Chief Financial Officer, and Gregory W. Seward, our General Counsel, or any substitutes appointed by them, individually and as a group, to act as your “Proxies” and vote your shares at the Annual Meeting. We ask that you sign and date your proxy card and return it in the enclosed envelope or follow the instructions above for appointing the Proxies by internet, so that your shares will be represented at the meeting.

If you sign a proxy card and return it so that we receive it before the Annual Meeting, or you appoint the Proxies by internet, the shares of our voting common stock that you hold of record will be voted by the Proxies according to your instructions. If you sign and return a proxy card or appoint the Proxies by internet, but you do not give any voting instructions, then the Proxies will vote your shares ”FOR” the election of each of the eight nominees for director named in Proposal 1 below, “FOR” Proposals 2 and 4, and “1 YEAR” on Proposal 3. If, before the Annual Meeting, any nominee named in Proposal 1 becomes unable or unwilling to serve as a director for any reason, your proxy card or internet appointment will give the Proxies discretion to vote your shares for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be brought before the Annual Meeting other than the election of directors and Proposals 2, 3 and 4 described in this Proxy Statement, but, if any other matter is properly presented for action by our shareholders, your proxy card or internet appointment will authorize the Proxies to vote your shares according to their best judgment. The Proxies also will be authorized to vote your shares according to their best judgment on matters incident to the conduct of the meeting.

If you are a record holder of your shares and you do not return a proxy card or appoint the Proxies by internet, the Proxies will not have authority to vote for you and your shares will not be represented or voted at the Annual Meeting unless you attend the meeting in person or validly appoint another person to vote your shares for you.

Revocation of Proxy Cards; How You Can Change Your Vote

Record Holders. If you are the record holder of your shares and you sign and return a proxy card or appoint the Proxies by internet and later wish to change the voting instructions or revoke the authority you gave the Proxies, you can do so before the Annual Meeting by taking the appropriate action described below.

To change the voting instruction you gave the Proxies:

•

you can sign a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it to us so that we receive it before the voting takes place at the Annual Meeting; or

•

if you appointed the Proxies by internet, you can go to the same internet website you used to appoint the Proxies (www.proxyvote.com) before 11:59 p.m. Eastern Time on May 13, 2019 (the day before the Annual Meeting), enter your control number (printed on the enclosed proxy card), and then change your voting instructions.

The Proxies will follow the last voting instructions they receive from you before the Annual Meeting.

To revoke your proxy card or your appointment of the Proxies by internet:

•	you can give our Corporate Secretary a written notice, before the voting takes place at the Annual Meeting, that you want to revoke your proxy card or internet appointment; or
•

you can attend the Annual Meeting and notify our Corporate Secretary that you want to revoke your proxy card or internet appointment and vote your shares in person. Simply attending the Annual Meeting alone, without notifying our Corporate Secretary, will not revoke your proxy card or internet appointment.

Shares Held in “Street Name.” If your shares are held in “street name” and you want to change the voting instructions you have given to your broker or other nominee, you must follow your broker’s or nominee’s directions.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling, and mailing this Proxy Statement and other proxy solicitation expenses. In addition to the use of the mails and the internet, appointments of proxy may be solicited in person or by telephone by officers, directors, and employees of the Company or its subsidiaries without additional compensation.  The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s voting common stock.

Record Date

The close of business on March 15, 2019, has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The voting securities of the Company are the shares of its voting common stock, of which 100,000,000 shares are authorized and 35,529,167 shares were issued and outstanding on March 15, 2019. There were 373 holders of record of the Company’s voting common stock as of such date.

The Company has 10,000,000 shares of authorized non-voting common stock, of which 4,643,530 shares were issued and outstanding on March 15, 2019, and 1,000,000 shares of authorized preferred stock, of which no shares are issued or outstanding.

Voting Procedures; Quorum; Votes Required for Approval

At the Annual Meeting, each shareholder will be entitled to one vote for each share of voting common stock held of record on the Record Date on each matter submitted for voting.

A majority of the shares of the Company’s voting common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Annual Meeting.

Assuming a quorum is present; in the case of Proposal 1 below, the eight nominees receiving the greatest number of votes shall be elected.  In the case of Proposals 2 and 4 below, for each proposal to be approved, the number of votes cast for approval must exceed the number of votes cast against the proposal.  In the case of Proposal 3, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. Abstentions and broker non-votes will have no effect.

Holders of the Company’s non-voting common stock are not entitled to vote at the Annual Meeting.

Beneficial Ownership of Our Common Stock

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2019 for:

•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of voting common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within sixty days of January 31, 2019, pursuant to the exercise of options, warrants or other rights, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The table below calculates the percentage of beneficial ownership of our common stock based on 35,512,420 shares of voting and 4,643,530 shares of non-voting common stock outstanding as of January 31, 2019.

	Shares Beneficially Owned
Name	Number of Shares (1)%
Directors and Named Executive Officers:
James S. Mahan III (2)	6,488,432	16.2
S. Brett Caines	263,952	*
Susan N. Janson	2,000	*
Steven J. Smits	98,379	*
Gregory B. Thompson	0	*
Gregory W. Seward	21,002	*
William H. Cameron (3)	155,659	*
Diane B. Glossman	42,102	*
Glen F. Hoffsis	101,192	*
Howard K. Landis III	208,310	*
Miltom E. Petty	104,512	*
Jerald L. Pullins	249,590	*
Neil L. Underwood (4)	1,305,434	3.3
William L. Williams III (5)	1,286,520	3.2
All directors and executive officers as a group (16 persons) (6)	10,427,346	25.9

Greater than 5% Shareholders:

T. Rowe Price Associates, Inc. (7) 100 E. Pratt Street Baltimore, Maryland 21202	5,122,164	12.8

*	Represents beneficial ownership of less than one percent.
(1)

Included in the beneficial ownership tabulations are options to purchase the following number of shares of voting common stock: Mr. Seward – 9,002 shares; Mr. Smits – 48,249 shares; Mr. Cameron – 15,000 shares; Ms. Glossman – 12,000 shares; Dr. Hoffsis – 9,000 shares; Mr. Landis – 15,000 shares; Mr. Petty – 15,000 shares; Mr. Pullins – 3,000 shares; and all directors and executive officers as a group – 137,051 shares.  These options are capable of being exercised within sixty days of January 31, 2019 and therefore, under the beneficial ownership rules of the SEC, are deemed to be owned by the holder.

(2)

Includes 3,125,218 shares held by the James S. Mahan III Revocable Trust; also includes shared voting rights on 3,209,714 shares held by the Marguerite D. Mahan Revocable Trust and on 153,500 shares held by Salt Water Fund, a nonprofit corporation for which Mr. Mahan serves as a director and officer.

(3)

Includes 470 shares held by the GST-Exempt Trust for William H. Cameron and 140,189 shares held by the William H. Cameron Revocable Trust; excludes 60,890 shares held by the Mary Jo Cameron Revocable Trust for which Mr. Cameron disclaims beneficial ownership.

(4)

Includes 1,255,434 shares held by the Neil L. Underwood Revocable Trust; also includes shared voting rights on 50,000 shares held by the Linda D. Underwood Revocable Trust, which shares are pledged as security for personal loans.

(5)

Includes 774,310 shares held by the William L. Williams III Revocable Trust; also includes shared voting rights on 450,000 shares held by the Elizabeth L. Williams Revocable Trust and on 14,110 shares held by Spoint-ILM, LLC.

(6)	Includes the beneficial ownership of two additional executive officers not listed in the table.
(7)

A Schedule 13G/A filed on February 14, 2019, by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. reported beneficial ownership of 5,122,164 shares of voting common stock as of December 31, 2018, with (i) T. Rowe Price Associates, Inc. having sole voting power over 1,051,734 shares and sole dispositive power over 5,122,164 shares and (ii) T. Rowe Price Small-Cap Value Fund, Inc. having sole voting power over 2,256,254 shares.

Except as indicated in footnotes to the table above, we believe that the shareholders named in the table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such shareholders. Unless otherwise indicated, the address for each director and named executive officer listed is: c/o Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, NC 28403.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and executive officers of the Company are required by federal law to file reports with the SEC regarding the amount of, and changes in, their beneficial ownership of the Company’s voting common stock.  Based upon a review of copies of reports received by the Company, all required reports of directors and executive officers of the Company during 2018 were filed on a timely basis.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board of Directors has set the number of directors of the Company at eight and recommends that shareholders vote for the nominees listed below, each for a term of one year.

Name and Age	Position(s) Held	Director Since (1)	Principal Occupation and Business Experience During the Past Five Years
William H. Cameron (65)	Director	2013	President, Cameron Management, Inc., an investment management company focusing on real estate development, brokerage, and property management.

Diane B. Glossman (63)	Director	2014

Retired investment analyst with over 25 years of experience as an analyst and 20 years of governance experience on corporate boards of directors; currently serves on the boards of directors of Barclays US LLC and Barclays Bank Delaware as well as the Bucks County SPCA.   Previously, Ms. Glossman served on the board of directors of WMI Holdings Corp. from 2012 through July 2018.

Glen F. Hoffsis (78)	Director	2008

Special Assistant to the President, Lincoln Memorial University, July 2016 to present; Dean, Lincoln Memorial University College of Veterinary Medicine, 2014 to 2016; Dean, College of Veterinary Medicine, University of Florida, 2006 to 2013; currently serves on the Board of Trustees of Ross University Medical Group.

Howard K. Landis III (62)	Director	2008	Principal, Plexus Capital, an investment firm focused on middle market businesses.

James S. Mahan III (67)	Chairman and CEO	2008	Chairman and Chief Executive Officer of the Company and the Bank.

Miltom E. Petty (67)	Director	2010	Chief Financial Officer, Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company.

Neil L. Underwood (49)	Director and President	2010	President of the Company.

William L. Williams III (67)	Vice Chairman and EVP	2012	Executive Vice President and Vice Chairman of the Company and the Bank.

(1)	The year first elected indicates the year in which each individual was first elected a director of the Company and does not reflect any break(s) in tenure.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR OF THE COMPANY FOR A TERM OF ONE YEAR.

Qualifications of Directors

William H. Cameron.  Mr. Cameron has served on the Company’s Board of Directors since November 2013 and chairs the Compensation Committee and serves on the Nominating and Corporate Governance Committee and the Audit and Risk Committee. Mr. Cameron has extensive prior experience as a director of a financial institution, having served as a founding director of Port City Capital Bank and as a director of Crescent Financial Corporation and Crescent State Bank following its acquisition of Port City Capital Bank in 2006. Mr. Cameron has extensive executive experience in corporate and real estate finance, real estate development, and private equity. He has been President of Cameron Management, Inc. since 2000 and has held leadership positions in a number of businesses over the last 25 years. Mr. Cameron served as Chief Operating Officer of Atlantic Telecasting Corporation, the NBC television affiliate in Wilmington, North Carolina. Mr. Cameron holds a B.S. in Business Administration and a Juris Doctor degree from the University of North Carolina at Chapel Hill. He has successfully completed the North Carolina Bank Directors’ College and has participated in numerous Advanced Bank Directors’ College programs. As an active business, civic and charitable leader, Mr. Cameron serves on the boards of numerous organizations including Cape Fear Memorial Foundation and Champion McDowell Davis Foundation. He is also president of the Dan Cameron Family Foundation, Inc. which has made significant contributions to the economic and cultural development of the Wilmington area. We believe Mr. Cameron’s prior experience as a director of two FDIC-insured financial institutions over a period of 10 years brings to our board critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualifies him to serve as one of our directors.

Diane B. Glossman.   Ms. Glossman has served as a member of our Board of Directors since August 2014. She serves on the Compensation Committee and the Audit and Risk Committee. Ms. Glossman is a retired investment analyst with over 25 years of experience as an analyst and 20 years of governance experience on boards. Ms. Glossman currently serves on the boards of directors of Barclays US LLC and Barclays Bank Delaware as well as the Bucks County SPCA. Previously, Ms. Glossman served on the board of directors of WMI Holdings Corp. from 2012 through July 2018 as well as the boards of directors of Ambac Assurance Company, QBE North America and A.M. Todd Company, and as an independent trustee on State Street Global Advisors mutual fund board. Ms. Glossman was a six-time member of Institutional Investor’s All-America Research Team and a member of the top ranked Global Bank Research team, along with winning the 2003 Wall Street Journal survey in the broker/dealer category and was ranked for several years in the Reuters large cap and mid cap bank surveys by both fund managers and companies. Further, she was a frequent commentator on industry and company events for such entities as The Nightly Business Report, The Wall Street Journal, Financial Times, The New York Times, The Economist, CNN, CNBC, and various trade publications. Ms. Glossman earned a B.S. in economics from the Wharton School at the University of Pennsylvania with a double major in finance and health care administration, having also attended the University of California at Davis. Ms. Glossman was awarded her Chartered Financial Analyst designation (CFA). We believe that Ms. Glossman’s depth of experience and financial expertise qualify her to serve as one of our directors.

Glen F. Hoffsis. Dr. Hoffsis has served as a member of our Board of Directors since 2008. He serves on the Nominating and Corporate Governance Committee and the Compensation Committee. He is a veterinarian who has devoted most of his career to veterinary colleges as a clinician, teacher, researcher and administrator. Retiring in July 2013 as Dean of the College of Veterinary Medicine at the University of Florida, Dr. Hoffsis was appointed Dean of the newly established Lincoln Memorial University College of Veterinary Medicine effective July 2014. He relinquished the deanship in July 2016 to become Special Assistant to the President of LMU.  Prior to that he served as Director of Veterinary Services at Procter and Gamble for two years. He was Dean of the College of Veterinary Medicine at the Ohio State University for 11 years. He has held many professional positions and served on the board of directors of Banfield Pet Hospitals of Portland, Oregon, from 2010 to 2015. In February 2017, Dr. Hoffsis was appointed to the Board of Trustees of Ross University Medical Group. He is a diplomate of the American College of Veterinary Internal Medicine. Dr. Hoffsis is well known and respected within the veterinary profession. We believe that his wide range of knowledge and perspective relative to the business of veterinary medicine brings important skills and qualifies him to serve on the Board of Directors.

Howard K. Landis III. Mr. Landis has served as a member of our Board of Directors since 2008. He chairs the Nominating and Corporate Governance Committee and serves on the Audit and Risk Committee and the Compensation Committee. Since 2005, Mr. Landis has been a general partner of Plexus Capital, a small business investment company. He has 25 years of experience in the banking industry, which includes serving as the Chief Executive Officer of RBC Centura Bank’s US Operations from 2001 to 2004 after serving as Chief Credit Officer, Chief Risk Officer, and President of Centura Bank. Mr. Landis graduated with a Bachelor of Science in Business Administration and a Master of Business Administration from the University of North Carolina at Chapel Hill. We believe Mr. Landis’ 25 years of prior experience in the banking industry, including his service as Chief Executive Officer of an FDIC-insured financial institution with over $20 billion in total assets, brings to our Board of Directors critical skills related to financial oversight of complex organizations, strategic planning and corporate governance and qualifies him to serve as one of our directors.

James S. Mahan III.  Mr. Mahan is the Company’s founder, Chief Executive Officer and Chairman of the Board of Directors. Prior to starting Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first Internet bank. Under his leadership, S1 Corporation grew to become a $234 million software and services provider in only six years, averaging more than 200 percent growth year over year. At its peak, S1 had a market capitalization of over $6 billion. During his term as Chief Executive Officer, Mr. Mahan was ranked as one of the 10 Most Influential Personalities in Financial Services by FutureBanker magazine. Prior to founding Security First Network Bank and S1 Corporation, Mr. Mahan launched Cardinal Bancshares, where he served as Chairman and Chief Executive Officer. Mr. Mahan built Cardinal into an institution with approximately $675 million in total assets and took the company public in 1992. Before launching Cardinal, Mr. Mahan spent several years with Citizens Union National Bank & Trust Co., serving as President, Chief Operating Officer and Vice Chairman and becoming Chairman and Chief Executive Officer in 1984. In 1986, Mr. Mahan formed an investment group that purchased Citizens Union and subsequently sold it to BankOne Corp. of Columbus, Ohio. Mr. Mahan began his career in 1973 at Wachovia Bank & Trust Co. in Winston-Salem, North Carolina, after graduating with a Bachelor’s degree in Economics from Washington & Lee University in Lexington, Virginia.

Miltom E. Petty.  Mr. Petty has served as a member of our Board of Directors since August 2010. He chairs our Audit and Risk Committee. Since June 1977, Mr. Petty has served as the Chief Financial Officer of Carolina Hosiery Mills, Inc., a privately held manufacturing and real estate development company. Since August 2013, Mr. Petty has served as a director of Trust Company of the South. Mr. Petty graduated with a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill. He has held an active CPA license from the State of North Carolina for 40 years. We believe Mr. Petty’s experience as a chief financial officer, including his familiarity with accounting standards and ability to serve as our Audit and Risk Committee financial expert, brings important skills and qualifies him to serve on our Board of Directors.

Neil L. Underwood.  Mr. Underwood is a member of our Board of Directors and serves as President of the Company. Mr. Underwood helps to set technological direction for the Company. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division. S1, since acquired by ACI Worldwide, Inc., built and deployed financial services systems such as online banking, payments and mobile solutions to over 3,000 financial institutions worldwide. Before S1, Mr. Underwood played a key role in launching the Americas division of Brokat Technologies AG, a global financial services software supplier based in Stuttgart, Germany. Acting as Chief Operating Officer, he was responsible for Retail and Wholesale Banking solutions for the Americas. Mr. Underwood came to Brokat as a principal of Transaction Software, which was acquired in May of 1999. A native of Miami, Florida, Mr. Underwood holds a Bachelor of Science Degree in Industrial Engineering from the Georgia Institute of Technology. Mr. Underwood’s experience in the technology sector, coupled with a talented approach to management and resource utilization, makes him well suited to serve as a member of our Board of Directors.

William L. Williams III.  Mr. Williams is the Vice Chairman of our Board of Directors and one of the original founders of the Bank. He currently serves as Executive Vice President of the Company and the Bank. Prior to starting Live Oak Bank, Mr. Williams spent 19 years in corporate banking at Wachovia Bank & Trust Co. and worked for 14 years at Vine Street Financial doing SBA lending. Mr. Williams began his banking career in 1973 at Wachovia, where he worked with Wachovia Services, Inc, then Wachovia Regional Corporate Lending, calling on and lending to mid-market regional companies. In 1987, he relocated to Wilmington, North Carolina, where he managed the Wachovia Corporate Lending group for the three county area of Southeastern North Carolina. In 1992, he re-joined Mr. Mahan at Cardinal Bancshares as they began Vine Street Financial, a niche SBA lending division of Vine Street Trust Company. Mr. Williams held several positions within this group including President and Senior SBA lender. Through a series of mergers/acquisitions, Vine Street Financial became a division of BB&T, where Mr. Williams served as a senior SBA lender, resigning in May of 2007 to found Live Oak Bank’s predecessor. Mr. Williams graduated in 1973 from the University of North Carolina at Chapel Hill with a Bachelor of Science degree in Business Administration. Mr. Williams’ 40 years of corporate banking experience, including deep experience in the SBA lending sector and his involvement as a founder and organizer of our Company, make him uniquely qualified to serve as Vice Chairman of our Board of Directors.

CORPORATE GOVERNANCE

Board Leadership Structure

Our Board of Directors (the “Board”) has a chairman whose duties are described in our Bylaws, and it performs its oversight role through various committees. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer (“CEO”) will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and CEO are both held by James S. Mahan III. The Board believes that the Company’s CEO is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy. The Board has not appointed a lead independent director at this time.

Board’s Role in Risk Management

Risk is inherent in any business, and, as is the case with other management functions, our senior management has primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs.

The Board administers its oversight function primarily through committees, which may be established as separate or joint committees of the boards of the Company and/or the Bank. Those committees include our Audit and Risk Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board approves and periodically reviews the Bank’s operating policies and procedures.

We believe the Board’s involvement in our risk management results in Board committees that are more active than those of corporations that are not financial institutions or that are not regulated as extensively as financial institutions. We believe this committee activity enhances our Board’s effectiveness and leadership structure by providing opportunities for non-employee directors to become familiar with the Bank’s critical operations and actively involved in the Board’s oversight role with respect to risk management, as well as its other oversight functions.

Code of Ethics and Conflict of Interest Policy

The Board of Directors has adopted a Code of Ethics and Conflict of Interest Policy which applies to our directors and executive officers, and, among other things, is intended to promote:

•	honest and ethical conduct;
•	ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that we file with the SEC and in other public communications we make;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the Code of Ethics and Conflict of Interest Policy to the Audit and Risk Committee; and

•	accountability for adherence to the Code of Ethics and Conflict of Interest Policy.

A copy of the Code of Ethics and Conflict of Interest Policy is posted in the investor relations section of the Company’s website at www.liveoakbank.com.

Director Independence

With the exception of Messrs. Mahan, Underwood and Williams, each member of the Company’s Board of Directors is “independent” as defined by Nasdaq listing standards and the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).  In making this determination, the Board considered certain transactions with directors for the provision of goods or services to the Company and the Bank.  All such transactions were conducted at arm’s length upon terms no less favorable than those that would be available from an independent third party.

Director Relationships

No director is a director or nominee of a corporation with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any corporation registered as an investment company under the Investment Company Act of 1940, with the exception of Ms. Glossman, who served as a director of WMIH Corp., Seattle, Washington, until July 2018.

There are no family relationships among the Company’s directors and executive officers.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. The committee has formulated the following qualifications for director candidates:

•	having a basic knowledge of the banking industry, the financial regulatory system, and the laws and regulations that govern the operation of the Company;
•	a willingness to put the interests of the Company ahead of personal interests;
•	exercising independent judgment and actively participating in decision making;
•	having an inquiring and independent mind, practical wisdom, and sound judgment;
•	a willingness to avoid conflicts of interest;
•	having a background, knowledge, and experience in business or another discipline to facilitate oversight of the Bank;
•	a willingness and ability to commit the time necessary to prepare for and regularly attend Board and committee meetings; and
•	equity ownership in the Company.

The committee also considers diversity of experience in selecting candidates for director.

The Company’s Bylaws permit any shareholder of record to nominate candidates for director. Shareholders wishing to nominate a candidate for director must deliver a written nomination to our Corporate Secretary not less than 120 days prior to the meeting of shareholders at which time nominees will be considered for election to the Board of Directors. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that if elected, such nominee would serve as a member of the Board of Directors.

Meetings of the Board of Directors

There were seven meetings of the Board of Directors during 2018.  All of our directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the committees on which he or she served during 2018.  Although we do not have a formal written policy with respect to directors’ attendance at our Annual Meeting, we generally encourage all directors to attend.  All of our directors who were on the Board of Directors at that time attended our last Annual Meeting in May 2018.

Committees of the Board of Directors

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has three permanent committees: the Audit and Risk Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter approved by the Board that sets out the committee’s duties and responsibilities. We believe that each member of these committees is an “independent director” as that term is defined by Nasdaq’s listing standards. Copies of the charters of each of these committees are posted in the investor relations section of the Company’s website at www.liveoakbank.com.

In addition, from time to time, special committees may be established under the direction of our Board of Directors when necessary to address specific issues.

Information about each of the permanent committees of the Board follows:

Audit and Risk Committee. The current members of the Audit and Risk Committee are Miltom E. Petty, Chair; William H. Cameron; Diane B. Glossman; and Howard K. Landis III. The Audit and Risk Committee met twelve times during 2018.  The Audit and Risk Committee is responsible for the following, among other things:

•	selecting and retaining an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements;
•	setting the compensation of, overseeing the work done by and terminating, if necessary, the Company’s independent auditors;
•

selecting, retaining, compensating, overseeing and terminating, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company;

•	pre-approving all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms;
•	establishing policies and procedures for the pre-approval of permitted services by the Company’s independent auditors and other registered public accounting firms on an ongoing basis;

•

reviewing and discussing with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process, (2) the overall audit strategy, (3) the scope and timing of the annual audit, (4) any significant risks identified during the auditors’ risk assessment procedures and (5) when completed, the results, including significant findings, of the annual audit;

•

reviewing and discussing with the Company’s independent auditors (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management;

•

reviewing with management and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies;

•

reviewing and discussing with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes) and the form of audit opinion to be issued by the auditors on the financial statements;

•	selecting and retaining services of internal audit providers, if outsourced, and conducting annual performance reviews of in-house internal audit providers;
•	approving the Company’s risk management framework and periodically reviewing and evaluating the adequacy and effectiveness of such framework;
•

approving a statement or statements defining the Company’s risk appetite, monitoring the Company’s risk profile and providing input to management regarding the Company’s risk appetite and risk profile;

•

receiving from members of management, and other officers or employees as appropriate, periodic reports on, and reviews of, the Company’s risk management framework and risk management programs and their results;

•	discussing with management the Company’s major risk exposures and reviewing the steps management has taken to identify, monitor and control such exposures;
•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

The Board of Directors has determined that Mr. Petty is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.

Compensation Committee. The current members of the Compensation Committee are William H. Cameron, Chair; Diane B. Glossman; Glen F. Hoffsis; Howard K. Landis III; and Jerald L. Pullins. The Compensation Committee met six times during 2018.  The Compensation Committee is responsible for the following, among other things:

•

reviewing and approving annually the corporate goals and objectives applicable to the compensation of the CEO, evaluating at least annually the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of all other executive officers;
•

reviewing, approving and, when appropriate, recommending to the Board for approval, incentive compensation plans and equity-based plans, and where appropriate or required, recommending such plans for approval by the shareholders of the Company, which includes the ability to adopt, amend and terminate such plans;

•

administering the Company’s incentive compensation plans and equity-based plans, including designation of the employees to whom the awards are to be granted, the amount of the award or equity to be granted and the terms and conditions applicable to each award or grant, subject to the provisions of each plan;

•

reviewing, approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the CEO and other executive officers, which includes the ability to adopt, amend and terminate such agreements, arrangements or plans;

•

reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

•	reviewing and recommending to the Board for approval the frequency with which the Company will conduct shareholder advisory votes on executive compensation;
•

reviewing and approving the proposals regarding the shareholder advisory votes on executive compensation and the frequency of the shareholder advisory votes on executive compensation to be included in the Company’s Proxy Statement;

•	reviewing director compensation for service on the Board and Board committees at least once a year and recommending any changes to the Board;
•	reviewing and approving compensation disclosures required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and
•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Howard K. Landis III, Chair; William H. Cameron; Glen F. Hoffsis; and Jerald L. Pullins. The Nominating and Corporate Governance Committee met two times during 2018.  The Nominating and Corporate Governance Committee is responsible for the following, among other things:

•	determining the qualifications, qualities, skills, and other expertise required to be a director and developing criteria to be considered in selecting nominees for director (the “Director Criteria”);

•	identifying and screening individuals qualified to become members of the Board, consistent with the Director Criteria;
•	recommending to the Board the nominees to be submitted to a shareholder vote at the Annual Meeting;
•	if a vacancy on the Board occurs, identifying, selecting and recommending to the Board candidates to fill such vacancy either by election by shareholders or appointment by the Board;
•	developing and recommending to the Board for approval standards for determining whether a director has a relationship with the Company that would impair his or her independence;
•

reviewing and approving the disclosures regarding corporate governance, the operations of the committee and director independence required by the rules of the SEC to be included in the Company’s Annual Report on Form 10-K or Proxy Statement; and

•

performing any other activities, including delegating its authority to one or more subcommittees or to management in furtherance of its responsibilities, consistent with its charter, the Company’s bylaws and governing law, as the committee or the Board deems necessary or appropriate or as required by law or regulation.

Compensation Committee Interlocks and Insider Participation

None of the current members of our compensation committee is or has been an officer or employee of our Company.  None of our executive officers currently serve, or in the past year has served, as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or as a director of any entity that has one or more executive officers serving on our compensation committee or our Board of Directors.

Indebtedness of and Transactions with Management

The Bank and its subsidiaries, have had, and expect to have in the future, banking, investment advisory, and other transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and associates.  All such transactions are made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing for comparable transactions with persons not related to the Bank and its subsidiaries, and do not involve more than the normal risk of collection or present other unfavorable features. Loans made by the Bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the Bank’s lending matters.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a summary of each transaction or series of similar transactions since January 1, 2018, to which we were or are a party in which:

•	the amount involved exceeded or exceeds $120,000; and
•	any of our directors or executive officers, any holder of 5% or more of our capital stock or any member of their immediately family had or will have a direct or indirect material interest.

DefenseStorm, Inc.

DefenseStorm, Inc. (“DefenseStorm”) provides a broad range of IT and cyber security solutions designed for financial institutions.  As of December 31, 2018, the Company held approximately 9.1% of DefenseStorm on a fully diluted basis in the form of both voting and nonvoting common stock, including approximately 4.9% voting control.  Directors and executive officers of the Company collectively owned approximately 9.5% of DefenseStorm on a fully diluted basis in the form of non-voting common stock.  In January 2018, the Company invested an additional $500,000 as part of a capital raise conducted by DefenseStorm.  In January 2019, the Company invested an additional $150,000 into DefenseStorm in the form of convertible notes as part of a capital raise conducted by DefenseStorm.

Immediate Family Members Employed by the Bank

The Bank employs several relatives of directors and executive officers, including four employees who were paid or earned compensation exceeding $120,000 in the aggregate during 2018.  These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.  These family members are adults who do not share the home of the director or executive officer, and the related director or executive officer does not have an interest in the family member’s compensation.

William L. Williams IV, the son of William L. Williams III, received total cash compensation in 2018 of $198,622.  Angus McDonald, the son-in-law of William L. Williams III, received total cash compensation in 2018 of $305,178 and an RSU award covering 2,000 shares, which vests pro rata on each anniversary of the date of grant for a term of five years.  Peter Underwood, the brother of Neil L. Underwood, received total cash compensation in 2018 of $352,008.  James Hughes, the son-in-law of Director Miltom E. Petty, received total cash compensation in 2018 of $107,884 and an RSU award covering 1,000 shares, which vests pro rata on each anniversary of the date of grant for a term of five years.

We regard each of the above team members as a highly educated, trained and competent team member, and we believe these employment relationships are beneficial to the Company and its shareholders.

Procedures for Approval of Related Person Transactions

Our Audit and Risk Committee, pursuant to its charter, is responsible for reviewing and approving any related person transaction. In the course of its review and approval of a related person transaction, the Audit and Risk Committee, among other things, considers, consistent with Item 404 of SEC Regulation S-K, the following:

•	the nature and amount of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and
•	any other matters the Audit and Risk Committee deems appropriate.

Executive Officers

The following table sets forth certain information regarding the Company’s current executive officers.

Name	Age	Position	Business Experience

James S. Mahan III	67	Chairman and CEO

Chairman of the Board and Chief Executive Officer of the Company and the Bank since inception.  Prior to Live Oak Bank, Mr. Mahan was the Chief Executive Officer and Chairman for S1 Corporation and founder of Security First Network Bank, the world’s first internet bank.

Neil L. Underwood	49	President and Director

President of the Company since 2011; President of the Bank from 2011 to March 2017; Sales and Marketing Manager of the Company and the Bank from 2010 to 2011. Mr. Underwood helps to set technological direction for the Company. Prior to joining the Bank, Mr. Underwood served as General Manager of S1 Corporation, where he was responsible for the S1 Enterprise division.

William L. Williams III	67	EVP and Vice Chairman

Vice Chairman of the Company and the Bank since 2012; Executive Vice President since 2013.  Before joining in 2007 as a founding member of the Bank’s predecessor, Mr. Williams held executive positions with several different banking institutions, including Wachovia Bank & Trust Co. and Vine Street Financial.

S. Brett Caines	40	Chief Financial Officer

Chief Financial Officer of the Company and the Bank since 2011; Finance Officer of the Bank and its predecessor from 2007-2011. Prior to joining in 2007, Mr. Caines was Production Engineer for INVISTA and Process Engineer for Shell Chemical Company.

M. Huntley Garriott, Jr.	43	President Live Oak Banking Company

President of the Bank since September 2018. Prior to joining the Bank, Mr. Garriott was a partner at Goldman Sachs in the Investment Banking Division and served as co-head of the Banks and Specialty Finance team within the Financial Institutions Group. Over his 20-year career at Goldman, Mr. Garriott covered regional banks throughout North America and held a variety of roles focused on traditional investment banking, private equity investing, debt capital markets and risk management. He was named managing director in 2007 and partner in 2014.

Gregory W. Seward	43	General Counsel

General Counsel of the Company and the Bank since October 2015. Prior to joining the Company, Mr. Seward spent the majority of his career as an attorney in the legal department of Capital One Financial Corporation, most recently leading a team of attorneys advising on a broad range of corporate and regulatory matters. Mr. Seward began his career as a corporate associate at Gibson Dunn & Crutcher LLP.

Name	Age	Position	Business Experience
Steven J. Smits	52	Chief Credit Officer

Chief Credit Officer of the Company and the Bank since February 2015; joined the Company and the Bank in 2012. Mr. Smits is the former Associate Administrator for the Office of Capital Access at the U.S. Small Business Administration (the “SBA”). While at the SBA, he was responsible for managing and overseeing the agency’s programs and operations designed to expand access to capital for America’s small businesses. This included managing the agency’s $100 billion small business loan portfolio. Mr. Smits also played a critical role in implementing many of the provisions in the JOBS Act that was signed into law by President Obama in September 2010.

J. Wesley Sutherland	48	Chief Accounting Officer

Chief Accounting Officer of the Company and the Bank since 2014. Prior to joining the Company, Mr. Sutherland was the founder and owner of an accounting and consulting firm, an audit partner in the financial institutions services group of the largest CPA firm based in the South and had served as the president of a $300 million mutual savings bank. Mr. Sutherland worked, earlier in his career, in the banking practices of two national accounting firms and served as a financial analyst for a Fortune 500 company.

Susan N. Janson	70	Chief Risk Officer Live Oak Banking Company

Chief Risk Officer of the Bank since April 2018.  Ms. Janson oversees risk management, including regulatory relations, compliance, information security, vendor management, loan review, loss prevention, BSA/AML, and Fraud.  She brings more than 30 years of financial and risk management experience to the Bank. Ms. Janson previously served as Senior Capital Markets and Securities Specialist for the Federal Deposit Insurance Corporation (FDIC) where she led regulatory risk assessments for financial institutions, including working with FDIC staff in Washington, DC, other federal and state agencies, and bankers to further understand and implement sound governance practices. Prior to that, Ms. Janson served as Managing Director at First National Capital Markets and Comerica Securities.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

The following discussion provides a description of our philosophy and decision-making process for compensating our named executive officers in 2018. This discussion also describes the material components of our 2018 compensation program. This discussion should be read together with the compensation tables for our named executive officers under the heading “Summary Compensation and Other Tables” beginning on page 32 of this Proxy Statement.

Our 2018 named executive officers were:

James S. Mahan III, Chief Executive Officer

S. Brett Caines, Chief Financial Officer

Susan N. Janson, Chief Risk Officer, Live Oak Bank

Steven J. Smits, Chief Credit Officer

Gregory B. Thompson, Former Chief Operating Officer, Live Oak Bank

Gregory W. Seward, General Counsel

Key 2018 Business and Financial Highlights

The Company is a financial holding company and the parent company of the Bank.  The Company’s results for 2018 demonstrated strong underlying financial performance and solid growth momentum. Management continues to focus on building recurring revenue streams, building out selected existing industry sectors, or verticals, while adding new verticals to the Company’s business model, and promoting change within the financial technology industry.

Financial highlights and events for 2018 included the following:

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Loans and leases held for investment increased by $499.4 million, or 37.2%, to $1.84 billion at the end of 2018 as a result of robust 2018 loan originations combined with the reclassification of guaranteed loans from held-for-sale status, as a part of the below referenced strategic decision to retain higher levels of loans.

•	Net interest income and loan servicing revenue increased by $34.5 million, or 33.7%, to $137.2 million in 2018.
•	Core revenues consisting of net interest income, servicing revenue and gains on sale of loans increased to $212.3 million, a 17.2% increase over 2017.
•	$20.4 million in investment tax credits were generated by the Company's investment of $70.2 million in renewable energy assets which are leased under operating lease arrangements.
•

Cash and cash equivalents and investment securities increased $308.7 million, or 79.4%, to $697.3 million at December 31, 2018 reflecting the Company’s successful execution of a strategic goal to enhance liquidity and contingent funding sources.

•

Guaranteed loan sales increased to $945.2 million in 2018, a 20.0% increase over 2017, while net gains on sales of loans were lower by $3.4 million, or 4.4%, principally driven by market conditions in 2018 that reduced the average gain per million from $100.4 thousand in 2017 to $80.9 thousand in 2018.  This decline in premium values during 2018 influenced the Company’s strategic decision to retain higher levels of loans.

•	Loan and lease originations decreased to $1.77 billion for 2018, an 8.7% decrease over 2017.

•	Total nonperforming unguaranteed loans and leases as a percentage of total loans and leases held for investment increased from 0.27% at the end of 2017 to 0.79% at the end of 2018.
•	Net charge-offs as a percentage of average held for investment loans and leases, for the years ended December 31, 2018 and 2017, were 0.31% and 0.32%, respectively.
•	Total deposits rose by 39.3% to $3.15 billion at the end of 2018 following successful deposit gathering campaigns.
•	Net income decreased by 48.8% from 2017 to $51.4 million.

During the fourth quarter of 2018, the Company began implementing a strategic decision to retain a larger portion of its loans eligible for sale on our balance sheet.  Management believes this decision will reduce future earnings volatility and maximize long-term profitability.

General Compensation Philosophy

The Company and its subsidiaries partner with businesses that have a common focus of changing the banking industry by bringing efficiency and excellence to customers using technology and innovation.  The Company’s mission is to create an unprecedented banking experience for small business owners nationwide through service and technology.  The Compensation Committee of the Board of Directors of the Company (the “Committee”) and the Company’s leadership team believe strongly that delivering on this mission will build long-term shareholder value, and the Committee has designed a compensation program intended to motivate employees, and particularly the Company’s leadership team, to successfully execute this mission.

The Committee believes that the most effective incentive compensation programs strive to achieve the following objectives:

•	align compensation with responsibilities and performance;
•	align employees’ interests with those of the Company’s shareholders;
•	motivate performance toward the achievement of business objectives;
•	clearly communicate compensation policies and structures to employees;
•	motivate behaviors to increase long-term profitability while maintaining a focus on credit quality and underwriting standards; and
•	attract and retain talent and build leadership succession within business units.

Role of the Compensation Committee

The Committee is responsible for annually reviewing the performance of the CEO and reviews all compensation and equity awards to executive officers.  The Committee has the exclusive authority and responsibility to determine all aspects of executive compensation and seeks input and recommendations from the CEO for the executive officers other than the CEO. The Committee operates under a written charter that it reviews at least annually to ensure that the scope of the charter is consistent with the Committee’s role.  In accordance with the charter, in 2018 the Committee delegated final approvals, certifications and other determinations with respect to equity-based compensation intended to satisfy the exception provided under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”) to a subcommittee (the “Subcommittee”) consisting of members of the Committee, each of whom satisfies the requirements of a “non-employee director” for purposes of Rule 16b-3.

Role of the Executive Officers

The CEO provides the Committee with his recommendation for overall compensation for all executive officers. The Committee determines the level of compensation for the CEO based on a general compensation comparison to banks of similar size and performance as well as the Company’s overall performance in relation to corporate strategic goals.

Key 2018 Compensation Highlights

➢

Mr. Mahan received a base salary and perquisites and other benefits for 2018.  Mr. Mahan’s salary has not increased since the Company completed its initial public offering (“IPO”) in July 2015.  Due to his long-standing and substantial stock ownership in the Company, the Committee has not awarded Mr. Mahan any equity-based awards since the IPO.

➢

Each of our named executive officers, other than Messrs. Mahan and Thompson, received restricted stock units (“RSUs”) with a stock price condition (“Market Price RSUs”) in 2018 that only vest if our voting common stock reaches specified closing prices during the term of the awards.  See “Equity Compensation” below for more details on these Market Price RSUs.

➢

Each of our named executive officers, other than Messrs. Mahan and Thompson, was eligible to receive a payout under our 2018 Profit Share Plan.  However, because the Company did not meet the financial goals established by the plan, none of the named executive officers received any payout under the 2018 Profit Share Plan.  See “2018 Profit Share Plan” below for more details on this plan.

➢	The Company’s named executive officers serve at the discretion of the Board of Directors, and no named executive officer is party to an employment agreement.

2018 Compensation Program

The Committee seeks to align management’s incentives with the long-term interests of our shareholders by designing incentive compensation to reward corporate performance.  When approving compensation during 2018 for our named executive officers, the Committee reviewed key financial measures and performance related to the Company’s strategic plan and financial results.  When it considered the base salary and any equity-based awards for the named executive officers, the Committee’s evaluation of the Company’s performance was more subjective in nature than objective without specific financial targets, objectives, or time periods under review.  The Committee also had the goal of attracting and retaining its talented named executive officers through the compensation program.  For 2018, the Committee also established a profit share plan that incorporated specific financial targets as explained in more detail below.  The Committee did not target any specific mix or percentage of compensation components and believes that the overall mix of 2018 compensation components for the named executive officers, including base salary that provided fixed pay, a profit share plan that provided for variable cash payouts based on Company performance over the 2018 fiscal year, and awards of Market Price RSUs that would only vest if the Company’s stock price met specified thresholds set above the fair market value on the date of grant, appropriately motivated the named executive officers and aligned their interests with the long-term interests of shareholders.

Base Salaries.  We aim to provide our named executive officers with a base salary that is commensurate with similar financial institutions and appropriate for the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications such as the difficulty of replacing the officer with someone of comparable experience and skill.  The base salaries are intended to compensate our named executive officers for the day-to-day services performed for the Company.  When setting base salaries for our executive officers, the Committee considers the scope of the officer’s role and the officer’s ability to contribute to the success of the Company.  The Committee also considers length of service as well as other forms of compensation awarded.  For executive officers other than the CEO, the Committee takes into account the CEO’s input and recommendations.  After considering these factors, the Committee chose not to increase 2018 base salaries for any named executive officers from their 2017 salaries, other than for Messrs. Caines and Seward.

2018 Profit Share Plan.  In March 2018, the Committee approved a 2018 Profit Share Plan (the “2018 Plan”), which provided the opportunity for eligible employees to receive a cash payment in early 2019 based on the ability of the Bank to grow its 2018 pre-tax net income compared to 2017.  Eligible employees included substantially all of the Bank’s full-time employees, including all named executive officers other than Mr. Mahan.  Under the 2018 Plan, the potential payout would only be made if the Bank’s 2018 pre-tax net income exceeded 2017 pre-tax net income by at least 20%.  If the Bank had met its annual budget for 2018 pre-tax net income, eligible employees would have received a payout of 12% of their base salary.  The plan provided for payout greater than the target 12% of base salary if the Bank’s 2018 pre-tax net income exceeded the 2018 budgeted net income, with a maximum payout of 20% of base salary.  In February 2019, the Committee reviewed the Bank’s financial performance to determine whether any payouts were due to employees under the plan.  Because the Bank’s 2018 pre-tax net income did not exceed 2017 pre-tax net income by at least 20%, there was no payout under the 2018 Profit Share Plan to any employee.

Equity Awards.  At various times, the Committee awards incentive compensation to our named executive officers in the form of equity-based compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value.  The Committee also uses these awards to attract and retain its name executive officers.  Grants are not made on a pre-determined schedule but are typically made during an open trading window pursuant to our Insider Trading Policy.

In May 2018 soon after she joined the Company, Ms. Janson received an award of Market Price RSUs under the 2015 Omnibus Stock Incentive Plan that would only vest if the closing price of our common stock attains $48.00 for at least twenty consecutive trading days at any time prior to the end of the seven-year term.  In February 2019 the Committee and Subcommittee approved modifications to her award that lengthened the vesting schedule from seven years to ten years and providing for vesting of a portion of the RSUs at multiple target stock prices.  Under the terms of Ms. Janson’s Market Price RSU award as modified, 25% of the RSUs will vest at the following target stock prices if they are attained at any time prior to May 14, 2028:  $35.00, $40.00, $45.00 and $48.00.  The closing price for the Company’s common stock from April 2, 2018, to April 30, 2018 ranged from $27.30 to $29.35.  The Committee believed that modifying Ms. Janson’s Market Price RSUs and setting the price targets at these levels enhanced alignment of Ms. Janson’s interests with the long-term interests of the Company’s shareholders, particularly in light of the Company’s strategic decision in the fourth quarter of 2018 to retain a larger portion of its loans eligible for sale on our balance sheet intended to maximize long-term profitability.

In August 2018, each of Messrs. Caines, Smits and Seward received an award of Market Price RSUs under our 2015 Omnibus Stock Incentive Plan, discussed in more detail below.  These awards only vest if the closing price of our common stock attains specified price targets that are set above the closing price on the date of grant.  In February 2019, the Committee and the Subcommittee approved modifications to these awards that lengthened the vesting schedule from seven years to ten years and changed the amount of RSUs that vest at the target stock prices.  As modified, the Market Price RSUs vest according to the following schedule:

Target Stock Price	Portion of RSUs Vested
$35.00	20.0%
$40.00	20.0%
$45.00	20.0%
$50.00	20.0%
$55.00	20.0%

In order for the stock price condition to be met, our common stock must attain a closing price equal to or greater than each target stock price indicated above for at least twenty consecutive trading days at any time prior to August 10, 2028.  The closing price for the Company’s common stock from July 2, 2018, to July 31, 2018 ranged from $28.25 to $32.45.  The Committee believed that modifying these Market Price RSUs and setting the price targets at these levels enhanced alignment of the interests of the recipients with the long-term interests of the Company’s shareholders, particularly in light of the Company’s strategic decision in the fourth quarter of 2018 to retain a larger portion of its loans eligible for sale on our balance sheet intended to maximize long-term profitability.

When determining the timing and number of shares under each Market Price RSU award for the named executive officers, the Committee and the Subcommittee considered the overall responsibility of the individual based on experience, performance and any other unique factors or qualifications.  This evaluation of the individual’s responsibility and performance was more subjective in nature than objective, without reference to any specific financial targets or objectives.  Rather than following specific policies or targets in making awards, the Committee undertakes a holistic analysis based on the factors and goals described above. The Committee’s goal in awarding Market Price RSUs was to further align the interests of the named executive officers with the interests of shareholders and to attract and retain the named executive officers. The Committee believed that Market Price RSUs had the potential to achieve this goal more effectively than time-based RSUs without stock price conditions or stock options with exercise prices set at the fair market value of our common stock on the date of grant. The Committee has been and will continue to monitor and evaluate the operation and effectiveness of the Market Price RSUs.

Set forth below is additional information regarding the Company’s equity compensation plans that were in effect or under which awards were outstanding in 2018.

2015 Omnibus Stock Incentive Plan. The shareholders of the Company approved the 2015 Omnibus Stock Incentive Plan, as amended and restated effective May 24, 2016 (the “2015 Omnibus Stock Incentive Plan”), at the 2016 Annual Meeting.  At the 2018 Annual Meeting, the shareholders of the Company approved an amendment to the 2015 Omnibus Stock Incentive Plan to increase the number of shares issuable under the plan.  The original 2015 Omnibus Stock Incentive Plan was approved by the shareholders of the Company at the 2015 Annual Meeting.  The 2015 Omnibus Stock Incentive Plan replaced the 2008 Incentive Stock Option Plan, the Restricted Stock Plan and the 2008 Nonstatutory Stock Option Plan (collectively, the “Prior Plans”). The aggregate number of shares of our voting common stock that may be issued pursuant to the 2015 Omnibus Stock Incentive Plan is currently 8,750,000, less such shares as are issued or subject to outstanding grants under the Prior Plans since the date of adoption of the 2015 Omnibus Stock Incentive Plan. The awards may be issued in the form of incentive stock options, non-qualified stock options, restricted stock, RSUs or stock appreciation rights.  As of December 31, 2018, there were a total of 5,756,996 shares of our voting common stock reserved for issuance in connection with outstanding awards under the 2015 Omnibus Stock Incentive Plan and the Prior Plans.

2008 Incentive Stock Option Plan.  At the 2008 Annual Meeting, the shareholders approved the adoption of the Live Oak Banking Company 2008 Incentive Stock Option Plan, or the 2008 Plan.

Options granted under the 2008 Plan were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, or the Code. Under the Code, options are afforded favorable tax treatment to recipients upon compliance with certain restrictions but do not result in tax deductions to the Company. The purpose of the 2008 Plan was to increase the performance incentive for employees of the Bank, to encourage the continued employment of current employees and to attract new employees by facilitating their purchase of a stock interest in the Company.

The 2008 Plan was adopted by the Board of Directors of the Company in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon adoption of the 2008 Plan by the Company, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of the Company’s common stock. The 2008 Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Plan.

Restricted Stock Plan.  The Board of Directors previously adopted, and the shareholders previously approved, a restricted stock plan which provided for the grant of restricted common stock to eligible employees. Under the plan, the Company issued shares of its common stock to employees of the Bank. The transfer of these shares was restricted such that the employee could not transfer the shares until the shares vested and the transfer restrictions lapsed. The purpose of the plan was to encourage and motivate key employees to contribute to the successful performance of the Company and to promote the growth of the value of the Company’s common stock. The plan was also designed to provide participating employees with an ownership interest in the Company, align the interests of employees and shareholders and help to retain key employees.

This plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further shares of the Company’s common stock may be issued under the restricted stock plan.

2008 Nonstatutory Stock Option Plan.  At the 2008 Annual Meeting, the shareholders approved the adoption of the Live Oak Banking Company 2008 Nonstatutory Stock Option Plan, or the 2008 Directors’ Plan.

Options granted under the 2008 Directors’ Plan do not qualify as “incentive stock options” within the meaning of Section 422 of the Code. The purpose of the 2008 Directors’ Plan is to encourage the continued participation of members of our Board of Directors, to align the interests of directors with those of shareholders and to facilitate the recruitment of new members of the Board of Directors as necessary or desirable.

The 2008 Directors’ Plan was adopted by our board of directors in connection with the reorganization of the Bank into the holding company form of organization on March 31, 2009. Upon adoption of the 2008 Directors’ Plan by the Company, all outstanding options to purchase shares of the Bank were converted into options to purchase shares of the Company’s common stock. The 2008 Directors’ Plan was replaced by the 2015 Omnibus Stock Incentive Plan, and no further grants of stock options will be made under the 2008 Directors’ Plan.

Severance Benefits

We do not have employment agreements in place with any executive officer, and any severance benefits are negotiated on an individual basis.

On February 12, 2018, the Company and Mr. Thompson, former Chief Operating Officer of the Bank, entered into a Separation and Release Agreement (the "Separation Agreement").  Mr. Thompson’s employment with the Company terminated on February 15, 2018.  Pursuant to the Separation Agreement,

subject to its terms and conditions, the Bank agreed to pay Mr. Thompson a gross amount of $33,334 per month for a period of twelve months, which amount was equivalent to Mr. Thompson’s salary prior to the termination of his employment, plus premiums for COBRA continuation of health insurance coverage through January 31, 2019. Pursuant to the Separation Agreement, Mr. Thompson provided the Bank and related persons a general release of claims arising out of or relating to his employment with the Bank and termination thereof. The Separation Agreement also includes customary non-disparagement provisions.  Also on February 12, 2018, the Compensation Committee of the Board of Directors of the Company approved an award of RSUs to Mr. Thompson. Under the terms of the RSU award, Mr. Thompson was entitled to receive 25,000 shares of the Company’s voting common stock upon vesting of the RSUs. The vesting of the RSUs was contingent upon Mr. Thompson’s execution of the Separation Agreement. The RSUs vested in full on the first business day following the expiration of the seven-day revocation period provided in the Separation Agreement.  As a result of his termination, Mr. Thompson forfeited 47,997 unvested stock options and 104,218 unvested Market Price RSUs.

For additional information regarding severance benefits, see “Potential Payments Upon Termination or Change in Control” on page 37.

Retirement Plans

The Company sponsors a 401(k) plan pursuant to which we match each participating employee’s contributions up to the first 6% of the employee’s salary.  The Company does not have any non-qualified deferred compensation plans or other retirement plans for any employees.

Change in Control

We do not have employment agreements in place with any executive officer that would provide benefits in connection with a change in control.  Some of the outstanding equity awards to our named executive officers include provisions that provide for accelerated vesting in connection with a change in control.  See “Potential Payments Upon Termination or Change in Control” below for more information.

Perquisites and Other Benefits

We annually review the perquisites that named executive officers receive. The primary perquisites for these individuals include 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the named executive officers for group term life, health, dental and disability insurance.  These benefits are provided to named executive officers under the same terms as provided to all of our employees.  Our named executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Perquisites for a limited number of executive officers include personal use of the Company aircraft.  The Committee has adopted a Personal Use of Corporate Aircraft Policy.  Under this policy, our CEO is permitted to use Company aircraft for personal travel up to 150 flight hours per calendar year.  Each of our President, our Vice Chairman and the President of the Bank is permitted to use Company aircraft for personal travel up to 50 flight hours each per calendar year.

2019 Compensation Program Preview

In November 2018, the Committee reviewed base salaries for the named executive officers and considered the same factors as discussed above for 2018 base salaries.  For named executive officers other than the CEO, the Committee also considered the CEO’s recommendations.  In light of changing market conditions and the Company’s stock price performance in 2018 prior to the Committee’s deliberations, the

Committee chose not to increase the base salary for any named executive officer for 2019.  The Committee has discussed potential plans and programs for cash and equity incentive compensation for the named executive officers for 2019 but, as of the date of this Proxy Statement, the Committee has not made any decisions or determinations beyond setting 2019 base salaries.  The Committee expects to consider potential cash and equity incentive awards for the named executive officers late in 2019 or early 2020 after considering the Company’s 2019 financial performance, individual contributions to that performance and other relevant factors at that time, including the results of the say-on-pay vote discussed elsewhere in this Proxy Statement. Our 2019 compensation program will be more fully discussed in the proxy statement for our 2020 annual meeting of shareholders.

Clawback Policy

The Committee is committed to adopting a formal compensation recovery or “clawback” policy for adjustment or recovery of incentive awards or payments in the event the performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. On July 1, 2015, the SEC proposed a rule implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) regarding the adoption and disclosure of clawback policies to recover incentive-based compensation received by current or former executive officers.  The Committee intends to fully comply with the Dodd-Frank Act regarding this issue once rulemaking has been completed with respect to these provisions.

Until formal guidance is available, the Committee will seek to address any situation that may arise and determine the proper and appropriate course of action in fairness to shareholders and named executive officer award recipients.  Each Market Price RSU granted by the Company since July 1, 2015 is subject to an award agreement in which the Company reserves the right to recover all compensation payable under the award agreement pursuant to the Company’s clawback policy then in effect or Section 954 of the Dodd Frank Act.

Compensation Consultant; Benchmarking

In making compensation decisions for 2018, the Committee did not utilize the services of a compensation consultant, and the Committee did not obtain or perform compensation benchmarking from an external compensation consultant.

Risk Considerations

The Committee reviews the risks and rewards associated with the Company’s compensation programs from time to time. This review assesses the material elements of executive and non-executive employee compensation and has concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short-term and long-term.

Stock Ownership Guidelines

We believe that it is in the best interest of the Company and its shareholders to align the personal financial interests of the Company’s directors and officers with those of shareholders of the Company. While the Board of Directors has not implemented stock ownership guidelines for our directors and executive officers, the board periodically analyzes the ownership of the Company’s common stock by such individuals and believes that their personal financial interests are aligned with those of the Company’s shareholders.  The Company’s Insider Trading Policy prohibits all employees from entering into hedging transactions, including any transactions in puts, calls or other derivative securities (other than receipt or exercise of an employee stock option granted by the Company).

Tax and Accounting Considerations

In consultation with management, we evaluate the tax and accounting treatment of our compensation program to ensure an understanding of the financial impact of the program. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code limits the Company’s ability to deduct certain compensation in excess of $1 million paid to certain executive officers, referred to as “covered employees” (who will generally be the same as our named executive officers).  For 2017 and prior years, this limitation did not apply to compensation that qualified under applicable regulations as “performance-based compensation.” In line with this, the Company has generally aimed to design and approve the performance-based compensation paid to its covered employees so that such compensation would satisfy the requirements for exclusion from the limit on deductibility under Section 162(m). For 2017 and prior years, the compensation committee considered Section 162(m) when making compensation decisions. However, other considerations, such as providing the Company’s covered employees with competitive and adequate incentives to remain with the Company and increase the Company’s business operations, financial performance and prospects, as well as rewarding extraordinary contributions, also significantly factored into the compensation committee’s decisions. Moreover, because of ambiguities in the application and interpretation of Section 162(m) and the regulations issued thereunder, there is no assurance that any compensation granted in the past that was intended to satisfy the requirements for deductibility under Section 162(m) actually was or will be deductible.

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years beginning after December 31, 2017. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our covered employees in excess of $1,000,000, other than qualifying performance-based compensation awarded pursuant to a binding written contract that was in place on November 2, 2017, will generally not be deductible. Qualifying performance-based compensation awarded to our covered employees pursuant to written binding contracts in effect on November 2, 2017 are expected to continue to qualify for the performance-based compensation exemption under Section 162(m) so long as the awards are not materially modified on or after that date. Because of ambiguities in the application and interpretation of Section 162(m) and the regulations and guidance issued thereunder, the future deductibility of these grandfathered awards cannot be guaranteed.

Compensation Committee Report

The Compensation Committee has reviewed and discussed, among other things, the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

William H. Cameron, Chair
Diane B. Glossman
Glen F. Hoffsis
Howard K. Landis III
Jerald L. Pullins

Equity Compensation Plan Information

The following table sets forth additional information with respect to the Company’s equity compensation plans at December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders
2015 Omnibus Stock Incentive Plan and Prior Plans	5,756,996	(1)	$11.27	(2)	1,927,423
Employee Stock Purchase Plan (3)	—		—		206,365
Equity compensation plans not approved by security holders	—		—		—
Total	5,756,996		$11.27		2,133,788

(1)

Includes 3,097,621 outstanding RSUs under the 2015 Omnibus Stock Incentive Plan.  Also includes 1,391,494 shares to be issued upon exercise of outstanding options and stock awards under the Prior Plans, which include our 2008 Incentive Stock Option Plan, Restricted Stock Plan and 2008 Nonstatutory Stock Option Plan.

(2)	Does not reflect RSUs because they have no exercise price.
(3)

Under this plan, eligible employees are able to purchase available shares with post-tax dollars at a 15% discount to fair market value. There were 14,339 shares purchased under the ESPP at a weighted average price of $23.85 during 2018.

Summary Compensation and Other Tables

Summary Compensation Table. The following Summary Compensation Table shows all cash and non-cash compensation paid to or received or deferred by James S. Mahan III, S. Brett Caines, Susan N. Janson, Steven J. Smits, Gregory B. Thompson, and Gregory W. Seward, who we refer to as our “named executive officers,” for services rendered to us and the Bank in all capacities during the fiscal years ended December 31, 2018, 2017 and 2016. Compensation paid to our named executive officers consisted of cash salary, stock awards, non-equity incentive plan compensation paid in cash and other compensation as detailed in the footnotes provided.  No named executive officer received any non-qualified deferred compensation earnings in 2018, 2017 or 2016.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
James S. Mahan III	2018	$510,600	$—	$—	$—	$—	$476,094	$986,694
Chairman and	2017	510,600	—	—	—	—	291,749	802,349
Chief Executive Officer	2016	510,600	—	—	—	26,423	267,616	804,639

S. Brett Caines	2018	$365,004	$—	$—	$799,500	$—	$38,331	$1,202,835
Chief Financial Officer	2017	328,341	—	—	38,999	—	38,519	405,859
	2016	280,142	—	—	448,500	21,390	35,796	785,828

Susan N. Janson (1)	2018	$194,971	$75,000	$—	$1,313,250	$—	$23,464	$1,606,685
Chief Risk Officer, Bank	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Steven J. Smits	2018	$400,008	$—	$—	$799,500	$—	$41,257	$1,240,765
Chief Credit Officer	2017	400,008	—	—	48,001	—	39,645	487,654
	2016	347,508	—	—	897,000	26,149	37,359	1,308,016

Gregory B. Thompson (2)	2018	$400,008	$—	$—	$665,000	$—	$39,339	$1,104,347
Former Chief	2017	400,008	—	—	48,001	—	39,645	487,654
Operating Officer, Bank	2016	400,008	20,000	—	897,000	27,934	47,926	1,392,868

Gregory W. Seward	2018	$300,000	$—	$—	$639,600	$—	$39,757	$979,357
General Counsel	2017	275,004	—	—	828,998	—	37,882	1,141,884
	2016	240,834	—	—	224,250	17,261	33,344	515,689

(1)	Ms. Janson joined the Bank in April 2018.
(2)	Mr. Thompson served as Chief Operating Officer of the Bank until February 2, 2018. His employment with the Company terminated on February 15, 2018.
(3)

Amounts shown in this column for 2016, 2017 and 2018 represent the aggregate grant date fair value of RSUs granted to the named executive officers in 2016, 2017 and 2018, calculated in accordance with FASB ASC Topic 718.  Each of Messrs. Caines, Smits and Seward received an RSU award with a market price condition (“Market Price RSUs”) on August 10, 2018.  As in effect on December 31, 2018, a portion of these Market Price RSUs will vest if the Company's voting common stock attains various closing prices for at least twenty consecutive trading days at any time prior to August 10, 2025, in accordance with the following:  2.5% of the RSUs will vest upon the attainment of closing stock prices of $35.00 per share, $40.00 per share, $45.00 per share, and $50.00 per share, and 90% of the RSUs will vest upon the attainment of a closing stock price of $55.00 per share, subject to continued service.  Ms. Janson received a Market Price RSU award on May 14, 2018.  As in effect on December 31, 2018, all of Ms. Janson’s Market Price RSUs will vest if the Company's voting common stock attains a closing price equal to or greater than $48.00 per share for at least twenty consecutive trading days at any time prior to May 14, 2025.  The value for the Market Price RSUs was calculated by multiplying the number of units awarded by the fair value of the units calculated using a Monte Carlo simulation. The Market Price RSUs granted on May 14, 2018, and

August 10, 2018, were valued using the following assumptions: risk free interest rate of 2.96% and 2.78%, respectively; expected dividend yield of 0.42% and 0.40%, respectively; and expected volatility of 27.0% and 28.1%, respectively. The weighted average grant date fair value for the Market Price RSUs granted on May 14, 2018, and August 10, 2018, was $17.51 and $15.99, respectively.  The methodology used in calculating the fair value of RSUs is described in more detail in Note 14 to the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2018.  Mr. Thompson received an RSU award on February 12, 2018, in connection with his Separation and Release Agreement.  The RSUs vested and settled into shares of our common stock on February 20, 2018.  Additional information regarding outstanding RSU awards is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” on page 34 of this Proxy Statement.

(4)

Amounts shown in this column for 2016 represent payouts under the 2016 Profit Share Plan.  The amount paid was based on the employee’s base salary and the plan’s profit share formula. The 2016 Profit Share Plan provided the opportunity for eligible employees to receive a cash payment each quarter in 2016 based on the Bank’s ability to meet or exceed quarterly production goals for fully funding loans and on the Company’s ability to meet or exceed quarterly budgeted operating earnings per share. No quarterly bonus exceeded 3% of any employee’s annual base salary.  In the event that the quarterly goals for fully funding loans and operating earnings per share were not met, the quarterly cash payment that was not paid out was eligible to be made up in subsequent quarters or at the end of the fiscal year.  Eligible employees participating in the 2016 Profit Share Plan for the full year received approximately 7% of base salary for 2016.  In 2017, the Company established a profit share plan for employees but excluded all executive officers of the Company as eligible employees under the plan.  In 2018, the Company established a profit share plan for employees, including certain named executive officers, but there was no payout under the plan to any employee in 2018.  See “2018 Profit Share Plan” on page 24 of this Proxy Statement.

(5)

Includes 401(k) matching contributions and the dollar value of insurance premiums paid on behalf of the named executive officers for group term life, health, dental and disability insurance. Also includes personal use of the Company aircraft by the named executives where applicable.  For 2016, 2017 and 2018, amounts for personal use of the Company’s aircraft were calculated using aggregate incremental cost to the Company (AIC) and are based on variable costs incurred including fuel, applicable fees, maintenance service, crew travel and other operating expenses.  The value based on the AIC method is included in 2018 All Other Compensation for Mr. Mahan in the amount of $442,232.

Grants of Plan-Based Awards. The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2018 to our named executive officers and the grant date fair values of those awards. The table should be read in conjunction with the Summary Compensation Table provided above.

		Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying	Exercise or base price of option	Grant date fair value of stock and
Name	Grant date	Threshold (#)	Target (#)	Maximum (#) (1)	or units (#) (2)	options (#)	awards ($/Sh)	option awards (3)
James S. Mahan III	—	—	—	—	—	—	—	—
S. Brett Caines	8/10/2018	—	—	50,000	—	—	—	$799,500
Susan N. Janson	5/14/2018	—	—	75,000	—	—	—	$1,313,250
Steven J. Smits	8/10/2018	—	—	50,000	—	—	—	$799,500
Gregory B. Thompson	2/12/2018	—	—	—	25,000	—	—	$653,750
Gregory W. Seward	8/10/2018	—	—	40,000	—	—	—	$639,600

(1)

Amounts shown in this column reflect the number of Market Price RSUs granted to each named executive officer during 2018.  As in effect on December 31, 2018, a portion of the Market Price RSUs granted on August 10, 2018, will vest if the Company's voting common stock attains various closing prices for at least twenty consecutive trading days at any time prior to August 10, 2025, in accordance with the following: 2.5% of the RSUs will vest upon the attainment of closing stock prices of $35.00 per share, $40.00 per share, $45.00 per share, and $50.00 per share, and 90% of the RSUs will vest upon the attainment of a closing stock price of $55.00 per share, subject to continued service.  As in effect on December 31, 2018, all of the Market Price RSUs granted on May 14, 2018, will vest if the Company's voting common stock attains a closing price equal to or greater than $48.00 per share for at least twenty consecutive trading days at any time prior to May 14, 2025.  No threshold or target amounts were established in connection with these awards.

(2)

Amount shown in this column reflects the number of RSUs granted to Mr. Thompson on February 12, 2018, in connection with his Separation and Release Agreement.  The RSUs vested and settled into shares of our common stock on February 20, 2018.

(3)

The value of the RSUs granted on February 12, 2018, was calculated by multiplying the number of RSUs awarded by the grant date fair value of $26.15 per share, which was the closing price of our common stock on the grant date. The value for the Market Price RSUs was calculated by multiplying the number of units awarded by the fair value of the units calculated using a Monte Carlo simulation. The Market Price RSUs granted on May 14, 2018, and August 10, 2018, were valued using the following assumptions: risk free interest rate of 2.96% and 2.78%, respectively; expected dividend yield of 0.42% and 0.40%, respectively; and expected volatility of 27.0% and 28.1%, respectively. The weighted average grant date fair value for the Market Price RSUs granted on May 14, 2018, and August 10, 2018, was $17.51 and $15.99, respectively.

The following table sets forth the payments our named executive officers could have received under our 2018 Profit Share Plan. However, no actual payments were made to the named executive officers for 2018 because the Bank did not achieve the financial performance target established by the Compensation Committee under the plan. Additional information can be found under “2018 Profit Share Plan” in the “Compensation Discussion and Analysis” section on page 24.

	Estimated possible payouts under non-equity incentive plan awards
Name	Threshold ($)	Target ($) (1)	Maximum ($) (2)
James S. Mahan III	—	—	—
S. Brett Caines	—	43,800	73,001
Susan N. Janson	—	23,397	38,994
Steven J. Smits	—	48,001	80,002
Gregory W. Seward	—	36,000	60,000

(1)	Amounts shown in this column based on 12% of salary.
(2)	Amounts shown in this column based on 20% of salary.

Outstanding Equity Awards at Fiscal Year-End. Mr. Mahan had no outstanding equity awards as of December 31, 2018.  The following tables list the outstanding equity awards held by our other named executive officers as of December 31, 2018.

	Option Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Option exercise price	Option expiration date
James S. Mahan III	—	—		—	—
S. Brett Caines	—	—		—	—
Susan N. Janson	—	—		—	—
Steven J. Smits	24,800	38,700	(1)	$4.40	March 26, 2024
	6,000	14,000	(2)	$10.63	February 20, 2025
	8,999	21,001	(3)	$17.00	July 22, 2025
Gregory B. Thompson	—	—		—	—
Gregory W. Seward	9,002	20,998	(4)	$14.55	November 19, 2025

(1)

The shares subject to this option vest and become exercisable yearly in seven installments beginning on March 26, 2015, as follows: 10% of the shares subject to the option vest on each of March 26, 2015, 2016, 2017, 2018 and 2019; and 25% of the shares subject to the option vest on each of March 26, 2020 and 2021.

(2)

The shares subject to this option vest and become exercisable yearly in seven installments beginning on February 20, 2016, as follows: 10% of the shares subject to the option vest on each of February 20, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of February 20, 2021 and 2022.

(3)

The shares subject to this option vest and become exercisable yearly in seven installments beginning on July 22, 2016, as follows: 10% of the shares subject to the option vest on each of July 22, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of July 22, 2021 and 2022.

(4)

The shares subject to this option vest and become exercisable yearly in seven installments beginning on November 19, 2016, as follows: 10% of the shares subject to the option vest on each of November 19, 2016, 2017, 2018, 2019 and 2020; and 25% of the shares subject to the option vest on each of November 19, 2021 and 2022.

	Stock Awards
Name	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested*	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested not vested		Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested*
James S. Mahan III	—	—	—		—
S. Brett Caines	—	—	103,427	(1)	$1,531,754
Susan N. Janson	—	—	75,000	(2)	$1,110,750
Steven J. Smits	—	—	154,218	(3)	$2,283,969
Gregory B. Thompson	—	—	—		—
Gregory W. Seward	—	—	117,636	(4)	$1,742,189

*	Market value based on the closing price of a share of the Company’s voting common stock on the last trading day of 2018.
(1)	Includes the following RSUs:
(a)

An award of 50,000 Market Price RSUs.  In order for these RSUs to vest as in effect on December 31, 2018, the Company’s voting common stock must attain various closing prices for at least twenty consecutive trading days at any time prior to August 10, 2025, in accordance with the following: 2.5% of the RSUs will vest upon the attainment of closing stock prices of $35.00 per share, $40.00 per share, $45.00 per share, and $50.00 per share, and 90% of the RSUs will vest upon the attainment of a closing stock price of $55.00 per share, subject to continued service.

(b)

An award of 3,427 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $38.00 per share for at least twenty consecutive trading days at any time prior to January 31, 2024, subject to continued service.  In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for fiscal year 2017.

(c)

An award of 50,000 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $34.00 per share for at least twenty consecutive trading days at any time prior to November 30, 2023, subject to continued service.  In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for period from October 1, 2016, to September 30, 2017.

(2)

An award of 75,000 Market Price RSUs.  In order for these RSUs to vest as in effect on December 31, 2018, the Company’s voting common stock must attain a closing price equal to or greater than $48.00 per share for at least twenty consecutive trading days at any time prior to May 14, 2025, subject to continued service.

(3)	Includes the following RSUs:
(a)

An award of 50,000 Market Price RSUs.  In order for these RSUs to vest as in effect on December 31, 2018, the Company’s voting common stock must attain various closing prices for at least twenty consecutive trading days at any time prior to August 10, 2025, in accordance with the following: 2.5% of the RSUs will vest upon the attainment of closing stock prices of $35.00 per share, $40.00 per share, $45.00 per share, and $50.00 per share, and 90% of the RSUs will vest upon the attainment of a closing stock price of $55.00 per share, subject to continued service.

(b)

An award of 4,218 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $38.00 per share for at least twenty consecutive trading days at any time prior to January 31, 2024, subject to continued service.  In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for fiscal year 2017.

(c)

An award of 100,000 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $34.00 per share for at least twenty consecutive trading days at any time prior to November 30, 2023, subject to continued service. In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for period from October 1, 2016, to September 30, 2017.

(4)	Includes the following RSUs:
(a)

An award of 40,000 Market Price RSUs.  In order for these RSUs to vest as in effect on December 31, 2018, the Company’s voting common stock must attain various closing prices for at least twenty consecutive trading days at any time prior to August 10, 2025, in accordance with the following: 2.5% of the RSUs will vest upon the attainment of closing stock prices of $35.00 per share, $40.00 per share, $45.00 per share, and $50.00 per share, and 90% of the RSUs will vest upon the attainment of a closing stock price of $55.00 per share, subject to continued service.

(b)

An award of 50,000 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $38.00 per share for at least twenty consecutive trading days at any time prior to August 7, 2024, subject to continued service.  In addition, the vesting of these RSUs is subject to the Company achieving total revenue of at least $100 million for period from July 1, 2017, to June 30, 2018.

(c)

An award of 2,636 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $38.00 per share for at least twenty consecutive trading days at any time prior to January 31, 2024, subject to continued service.  In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for fiscal year 2017.

(d)

An award of 25,000 Market Price RSUs.  In order for these RSUs to vest, the Company’s voting common stock must attain a closing price equal to or greater than $34.00 per share for at least twenty consecutive trading days at any time prior to November 30, 2023, subject to continued service.  In addition, the vesting of these RSUs was subject to the Company achieving total revenue of at least $100 million for period from October 1, 2016, to September 30, 2017.

Option Exercises and Stock Vested. The following table provides information concerning option exercises and the vesting of stock during 2018 for each of our named executive officers.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($) (2)
James S. Mahan III	—	—	—	—
S. Brett Caines	—	—	130	$3,497
Susan N. Janson	—	—	—	—
Steven J. Smits	—	—	—	—
Gregory B. Thompson	12,003	$142,836	25,000	$665,000
Gregory W. Seward	—	—	—	—

(1)	Value realized is based on the difference between the closing price on the date of exercise and the option exercise price.
(2)	Value realized is based on the closing price on the date of vesting.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each of our named executive officers upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

The Company’s named executive officers serve at the discretion of the Board of Directors, and no named executive officer is party to an employment agreement.  In the event of a named executive officer’s termination of employment for any reason whatsoever, any severance benefits or other cash payments would be negotiated on an individual basis.

Awards Under the 2015 Omnibus Stock Incentive Plan

In the event a named executive officer voluntarily terminates his or her employment, he or she would forfeit all unvested equity awards.  The named executive officer would have three months from date of termination to exercise any vested stock options.

In the event of termination of a named executive officer’s employment by the Company, with or without Cause (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), he or she would forfeit all unvested equity awards.  The named executive officer would have three months from date of termination to exercise any vested stock options, unless the officer is terminated for Cause in which case he or she may not exercise any stock options after the date of termination.

As defined in the 2015 Omnibus Plan, “Cause” is generally defined as:

•	the officer’s performance of any act, or failure to perform any act, in bad faith and to the detriment of the Company or its subsidiaries;
•	the officer’s dishonesty, intentional misconduct or material breach of any agreement with the Company or its subsidiaries;
•	the removal of the officer from office or permanent prohibition of the officer from participating in the affairs of the Company or its subsidiaries by regulatory order;
•

the occurrence of any event that results in the officer being excluded from coverage, or having coverage limited for the officer, under the Company’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees; or

•	the officer’s commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

In the event of termination of a named executive officer’s employment due to death or Disability (as defined in the 2015 Omnibus Stock Incentive Plan and summarized below), a portion of outstanding and unvested Market Price RSUs would vest if the applicable modified stock price condition detailed in the award agreement is met.  Unvested options do not vest upon termination for death or Disability, and the named executive officer would have twelve months from the date of termination to exercise any vested stock options.

As defined in the 2015 Omnibus Plan, “Disability” generally means a “disability” (or similar word) as defined under the long-term disability policy of the Company or its subsidiaries. If the Company or its subsidiaries do not have a long-term disability plan in place, “Disability” means that an officer is unable to carry out the responsibilities and functions of the position held by the officer by reason of any medically determinable physical or mental impairment for a period of not less than ninety consecutive days.

None of the outstanding equity awards for any named executive officer provides for acceleration or continued vesting of the awards in the event of retirement.

Terminations Involving a Change in Control. In the event of a change in control of the Company, defined as a Corporate Transaction in the 2015 Omnibus Stock Incentive Plan and summarized below, a portion of outstanding and unvested Market Price RSUs would vest effective on the date of the Corporate Transaction if the applicable modified stock price condition detailed in the award agreement is met.  If the modified stock price condition is met, the named executive officer’s employment does not have to be terminated in connection with the Corporate Transaction for the applicable portion of the unvested Market Price RSUs to vest.  All unvested stock options would become fully vested immediately in the event a named executive officer’s employment is terminated within twelve months following a Corporate Transaction for any reason other than Cause, and the named executive officer would have twelve months from the date of termination to exercise any vested options.

As defined in the 2015 Omnibus Plan, “Corporate Transaction” generally means any of the following transactions:

•	a merger or consolidation in which the Company is not the surviving entity (except for a transaction the principal purpose of which is to change the state in which the Company is incorporated);
•	the sale, transfer or other disposition of all or substantially all of the assets of the Company;
•	the complete liquidation or dissolution of the Company;
•

any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of the Company’s common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

•

acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities.

Awards Under the 2008 Incentive Stock Option Plan

Mr. Smits has two outstanding stock option awards under our 2008 Incentive Stock Option Plan (the “ISO Plan”) with certain terms and conditions that are different than those described above.  Under both ISO Plan awards, all unvested stock options would become fully vested immediately upon Mr. Smits’s termination of employment for death, disability or retirement.  Under his March 26, 2014 stock option award, all unvested stock options would become fully vested immediately upon a change in control of the Company.  Under his February 20, 2015 stock option award, all unvested stock options would become fully vested immediately in the event Mr. Smits’s employment is terminated within twelve months following a change in control of the Company for any reason other than for cause.

In the event of termination of Mr. Smits’s employment due to death or disability, Mr. Smits would have twelve months from the date of termination to exercise any vested stock options under his ISO Plan awards.  In the event Mr. Smits’s employment is terminated after a change in control other than for cause or he retires, he would have three months from the date of termination to exercise any vested stock options.

In the event Mr. Smits voluntarily terminates his employment other than for retirement or his employment is terminated by the Company for any reason, he would forfeit all unvested stock options under his ISO Plan awards.  If the Company terminates Mr. Smits without cause, he would have thirty days from the date of termination to exercise any vested stock options.

For purposes of Mr. Smits’s stock option awards under the ISO Plan, the term “disability” is defined in the same manner as such term is defined in Section 22(e)(3) of the Code of 1986.  The term “change in control” is defined in the same manner as such term is defined in Section 409A of the Code and rules, regulations and guidance of general application thereunder.  The term “retirement” means, subject to Board approval in each instance, (i) the termination of Mr. Smits’s employment under conditions which would constitute retirement under any tax qualified plan maintained by the Company or (ii) attaining age 65 years old.  As of December 31, 2018, Mr. Smits was not eligible for retirement under these stock option awards.

The table below presents the amounts shown that would be owed to the named executive officers in the event of termination or a change in control.  In the case of voluntary or involuntary termination, death, disability and retirement, the presentation assumes that the named executive officer’s employment was terminated on December 31, 2018.  In the case of a change in control, the presentation assumes that the Corporate Transaction occurred on December 31, 2018 and, in the case of outstanding stock options, that the named executive officer’s employment was terminated on December 31, 2018, for a reason other than Cause.

Name and Principal Position	Voluntary or Involuntary Termination	Death*		Disability*		Retirement	Change in Control*
James S. Mahan III Chairman and Chief Executive Officer	—	—		—		—	—

S. Brett Caines Chief Financial Officer	—	$113,149		$113,149		—	$113,149

Susan N. Janson Chief Risk Officer, Bank	—	—		—		—	—

Steven J. Smits Chief Credit Officer	—	$682,103	(2)	$682,103	(2)	—	$682,103	(2)

Gregory B. Thompson (1) Former Chief Operating	—	—		—		—	—
Officer, Bank

Gregory W. Seward General Counsel	—	$164,420		$164,420		—	$169,879	(3)

*

Amounts shown in these columns include the value of the portion of unvested Market Price RSUs that would vest upon the triggering event based on the closing price of our common stock on December 31, 2018.

(1)

On February 12, 2018, the Company and Mr. Thompson, former Chief Operating Officer of the Bank, entered into a Separation and Release Agreement.  Mr. Thompson’s employment terminated on February 15, 2018.  See “Severance Benefits” on page 26 for more information.

(2)

Amount shown for Mr. Smits also includes the value of unvested options that would become fully vested upon the triggering event, calculated to be $461,387 based on the difference between the closing price of our common stock on December 31, 2018, and the exercise price of the unvested options that would accelerate and vest.  Unvested options with an exercise price greater than the closing price of our common stock on December 31, 2018 have a value of $0.

(3)

Amount shown for Mr. Seward also includes the value of unvested options that would become fully vested upon termination of Mr. Seward’s employment within twelve months following a Corporate Transaction for any reason other than Cause, calculated to be $5,459 based on the difference between the closing price of our common stock on December 31, 2018, and the exercise price of the unvested options that would accelerate and vest.

Principal Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. James S. Mahan III, our CEO, as of December 31, 2018.

For 2018, our median employee annual total compensation (for all employees other than our CEO) was $86,168.  The annual total compensation for our CEO during the same period was $986,694.  Based on this information, the ratio of the annual total compensation of our CEO to the median employee was 11.5 to 1.

We identified our median employee using our entire workforce (other than our CEO), as of December 31, 2018, of approximately 497 full-time and part-time employees.  We utilized payroll records for fiscal 2018 wages as reported to the Internal Revenue Service.  We did not annualize compensation for employees who were not active for the entire year.  No full-time adjustments were made for part-time employees.  We identified our median employee using a standard median formula based on the compensation measure, which was consistently applied to all employees included in this calculation.  We believe the principal executive officer pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

With respect to the annual total compensation of the median employee, we identified and calculated compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $86,168.  With respect to the annual total compensation for the CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

Under the SEC’s rules and guidance, companies are allowed to adopt numerous ways to identify the median employee. In addition, other companies have different employee demographics and compensation and benefit practices. As a result, principal executive officer pay ratios reported by other companies may vary significantly and are likely not comparable to our CEO pay ratio.

Director Compensation

Board Fees. For 2018, each non-employee director was paid an annual retainer of $50,000. The chairman of the Audit and Risk Committee received an additional annual retainer of $36,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee each received an additional annual retainer of $10,000.  Each non-employee director of the Bank’s Directors Loan Committee each received an additional annual retainer of $10,000.

2015 Omnibus Stock Incentive Plan. Our directors are eligible for awards under our 2015 Omnibus Stock Incentive Plan as amended effective May 15, 2018 (the “2015 Omnibus Stock Incentive Plan” or the “Omnibus Plan”). The awards may be issued in the form of stock options, restricted stock, RSUs or stock appreciation rights.  Each non-employee director received an award of 2,000 RSUs on May 15, 2018, valued at $57,800. Information regarding the 2015 Omnibus Stock Incentive Plan can be found under the heading “2015 Omnibus Stock Incentive Plan” on page 25.

The following table presents a summary of all compensation paid by the Company to its non-employee directors for their service during the year ended December 31, 2018.  Directors of the Company who are also employees are not separately compensated for their service on the Board of Directors.  No director received any non-qualified deferred compensation earnings in 2018.

Name of Director	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
William H. Cameron	$66,667	$57,800	—	—	—	$124,467
Diane B. Glossman	50,000	57,800	—	—	—	107,800
Glen F. Hoffsis	56,667	57,800	—	—	—	114,467
Howard K. Landis III	60,000	57,800	—	—	—	117,800
Miltom E. Petty	86,000	57,800	—	—	—	143,800
Jerald L. Pullins (1)	56,667	57,800	—	—	—	114,467

(1)	Mr. Pullins notified the Company on February 15, 2019, that he is retiring from the Board of Directors at the end of his current term and not running for reelection at the Annual Meeting.
(2)

Each non-employee director received an award of 2,000 RSUs with a grant date fair value of $57,800 on May 15, 2018.  The RSUs vest one year from the date of grant.  There were no other RSUs outstanding for any director as of December 31, 2018.

(3)

No options were awarded to non-employee directors in 2018.  At December 31, 2018, each of Mr. Cameron, Ms. Glossman, Mr. Petty and Mr. Landis had 30,000 options outstanding, of which 12,000 were exercisable.  Dr. Hoffsis had 24,000 options outstanding, of which 6,000 were exercisable.  Mr. Pullins had 18,000 options outstanding, of which none were exercisable.

PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that the Company include in its Proxy Statement a resolution subject to a shareholder advisory vote on the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement (commonly referred to as a “say-on-pay” vote).

The compensation paid to the Company’s named executive officers is disclosed in this Proxy Statement in the section above entitled “Executive Compensation and Other Matters.” The compensation of the Company’s named executive officers is designed to enable the Company and its subsidiary bank to attract and retain talented and experienced senior executives to lead the Company successfully in a competitive banking environment. Shareholders are being asked to cast a non-binding, advisory vote on the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to Live Oak Bancshares, Inc.’s named executive officers who are set forth in the summary compensation table of this Proxy Statement, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and the related narrative discussion in this Proxy Statement.”

The affirmative vote of a majority of our voting common stock present or represented and voting on our executive compensation is required to approve our executive compensation. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

This “say-on-pay” advisory vote is not binding on the Board of Directors. The vote will not be construed to overrule any decision by the Company or the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics and the opinions of the Company’s shareholders. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding the Company’s executive compensation programs.

When you cast your vote, we urge you to consider the description of our executive compensation program contained in the compensation discussion and analysis and the accompanying tables and narrative disclosures.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THE ABOVE RESOLUTION REGARDING THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON

THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires that the Company’s shareholders have the opportunity to recommend how frequently shareholder advisory votes should be held to approve the compensation of the named executive officers. This Proposal 3, commonly known as a “say-when-on-pay” or a “say-on-frequency” vote, gives shareholders the opportunity to vote on how frequently shareholders should be given an opportunity to cast a “say-on-pay” vote in the Company’s future annual shareholder meetings (or any special shareholder meetings for which the Company must include executive compensation information in the Proxy Statement). Under this Proposal 3, shareholders have the following choices regarding how often the Company holds the say-on-pay vote: every year, every two years or every three years, or shareholders may choose to abstain.

The Compensation Committee and the Board of Directors recognize the importance of receiving regular input from shareholders on important issues such as executive compensation. The Compensation Committee and the Board of Directors also believe a well-structured compensation program should include features that drive the creation of shareholder value over the long term, as well as the short term. The Board of Directors recommends a non-binding advisory say-on-pay vote every year.

As stated above, this vote is advisory, meaning it will serve as a recommendation to the Board of Directors but will not be binding. Shareholders are not voting to approve or disapprove the recommendation of the Board of Directors. The alternative receiving the greatest number of votes – every year, every two years, or every three years – will be the frequency that shareholders recommend. The Board of Directors will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, the Board of Directors may decide that it is in the best interests of the Company and its shareholders to select a frequency of advisory vote on executive compensation that differs from the alternative that receives the highest number of votes from shareholders. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “1 YEAR” FOR THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

PROPOSAL 4:  RATIFICATION OF INDEPENDENT AUDITORS

The Audit and Risk Committee, pursuant to authority granted to it by the Board of Directors, has appointed the firm of Dixon Hughes Goodman LLP, independent registered public accountants, as the Company’s independent auditors for 2019.  The Board of Directors has ratified and confirmed the appointment.  A representative of Dixon Hughes Goodman LLP is expected to be present at the Annual Meeting and available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

The Board of Directors is submitting this proposal to the vote of the shareholders as a matter of good corporate governance.  If shareholders do not ratify the selection of Dixon Hughes Goodman LLP, the Audit and Risk Committee will reconsider, but might not change, their appointment.

The Company has paid Dixon Hughes Goodman LLP fees in connection with its assistance in the Company’s annual audit, review of the Company’s financial statements and certain other matters.  The following table sets forth Dixon Hughes Goodman LLP fees in various categories during 2018 and 2017.

AUDIT FEES

Category	2018	2017
Audit Fees (1)	$314,907	$394,295
Audit-Related Fees (2)	—	3,920
Tax Fees (3)	—	—
All Other Fees	—	199,331
Total Fees Paid	$314,907	$597,546

(1)

Includes fees paid or expected to be paid for audits of annual consolidated financial statements, reviews of consolidated financial statements included in quarterly reports on Form 10-Q, consents issued, reviews of registration statements, and reviews of various Form 8-Ks.

(2)	Includes fees paid for accounting consultations.
(3)	Includes fees paid for services relating to tax planning, preparation and compliance.

All services rendered by Dixon Hughes Goodman LLP during 2018 were subject to pre-approval by the Audit and Risk Committee.  The Audit and Risk Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent auditors.  Under this policy, each year at the time it engages the independent auditor, the Audit and Risk Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the Audit and Risk Committee on an engagement-by-engagement basis.  The Audit and Risk Committee has considered whether Dixon Hughes Goodman LLP’s provision of other non-audit services to the Company is compatible with maintaining independence of Dixon Hughes Goodman LLP.  The Audit and Risk Committee has determined that it is compatible with maintaining the independence of Dixon Hughes Goodman LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 4 RATIFYING DIXON HUGHES GOODMAN LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2019.

Report of the Audit and Risk Committee

The Audit and Risk Committee of the Company is responsible for receiving and reviewing the annual audit report of the Company’s independent auditors and reports of examinations by bank regulatory agencies, and helps formulate, implement, and review the Company’s internal audit program. The Audit and Risk Committee assesses the performance and independence of the Company’s independent auditors and recommends their appointment and retention. The Audit and Risk Committee has in place pre-approval policies and procedures that require an evaluation of any conflicts of interest that may impair the independence of the independent auditors and pre-approval of an engagement letter that outlines all services to be rendered by the independent auditors.

During the course of its examination of the Company’s audit process in 2018, the Audit and Risk Committee reviewed and discussed the audited financial statements with management. The Audit and Risk Committee also discussed with the independent auditors, Dixon Hughes Goodman LLP, all matters that are required to be discussed in accordance with standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). Furthermore, the Audit and Risk Committee received from Dixon Hughes Goodman LLP disclosures regarding their independence in accordance with applicable standards of the PCAOB, and have discussed with Dixon Hughes Goodman LLP their independence.

Based on the review and discussions above, the Audit and Risk Committee recommended to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

This report is submitted by the Audit and Risk Committee:

William H. Cameron

Diane B. Glossman

Howard K. Landis III

Miltom E. Petty

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Annual Meeting.  Should other matters be properly presented for action at the Annual Meeting, the Proxies, or their substitutes, will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2020 ANNUAL MEETING

Shareholders may present proposals for action at meetings of shareholders only if they comply with the proxy rules established by the SEC, applicable North Carolina law and our Bylaws.

Under SEC Rule 14a-8, in order for a shareholder proposal to be included in our proxy solicitation materials for the 2020 Annual Meeting, it must be delivered to our principal executive offices located at 1741 Tiburon Drive, Wilmington, North Carolina 28403 by December 7, 2019; provided, however, that if the date of the 2020 Annual Meeting is more than 30 days before or after May 14, 2020, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting.

Our Bylaws permit any shareholder of voting common stock to nominate directors. Shareholders wishing to nominate a director must deliver written notice of the nomination to our Corporate Secretary at least 120 days prior to the meeting at which directors will be elected. The shareholder making such nomination must also submit a detailed resume of the nominee, stating the reasons why such person would be qualified to serve on the Board of Directors and the written consent of the nominee that, if elected, such nominee would serve as a member of the Board of Directors.

Management’s proxy holders for the 2020 Annual Meeting will have discretion to vote proxies given to them on any shareholder proposal of which the Company does not have notice on or before February 20, 2020.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

As required by applicable SEC rules and regulations, the Company has furnished a notice of internet availability of proxy materials to all shareholders as part of this Proxy Statement and all shareholders will have the ability to access this Proxy Statement and other reports the Company has filed with the SEC, by visiting the investor relations section of our website, www.liveoakbank.com.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single copy of proxy materials to multiple shareholders sharing an address unless a company has received contrary instructions from one or more of the shareholders at that address. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of the proxy materials either now or in the future, please contact our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403 or at (910) 790-5867. Upon written or oral request to the Corporate Secretary, the Company will provide a separate copy of the proxy materials. In addition, shareholders at a shared address who receive multiple copies of proxy materials may request to receive a single copy of proxy materials in the future in the same manner as described above.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors; however, any shareholder may submit written communications to our Corporate Secretary at the Company’s offices at 1741 Tiburon Drive, Wilmington, North Carolina 28403, and such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC is accessible free of charge in the investor relations section of our website at www.liveoakbank.com. The Annual Report on Form 10-K contains audited consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2018. You can request a copy of our Annual Report on Form 10-K free of charge by contacting our Corporate Secretary, Live Oak Bancshares, Inc., 1741 Tiburon Drive, Wilmington, North Carolina 28403.

LIVE OAK BANCSHARES, INC. 1741 TIBURON DRIVE WILMINGTON, NC 28403 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. To Vote, MARK BLOCKS BELOW IN BLUE OR BLACK IMK AS FOLLOW: KEEP THIS PORTION FOR YUR RECORDS DETACH AND RETURN THIS PORTION ONLY.THIS PROXY CARD IS  VALID ONLY WHEN SIGNED AND DATED.E65985-P19176 For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.  LIVE OAK BANCSHARES, INC.  The Board of Directors recommends you vote FOR the following:1. Election of Directors Nominees: 01) William H. Cameron 02) Diane B. Glossman 03) Glen F. Hoffsis 04) Howard K. Landis III 05) James S. Mahan III 06) Miltom E. Petty 07) Neil L. Underwood 08) William L. Williams III For Against Abstain The Board of Directors recommends you vote FOR proposal 2. 2. Say-on-Pay Vote. Advisory proposal to approve compensation paid to our named executive officers.  3 Years 1 Year 2 Years Abstain The Board of Directors recommends you vote 1 YEAR on proposal 3. 3. Say-on-Frequency Vote. Advisory proposal regarding the frequency of future advisory votes on executive compensation.  Against Abstain For The Board of Directors recommends you vote FOR proposal 4.  4. Ratification of Independent Auditors. Proposal to ratify Dixon Hughes Goodman LLP as the Company's independent auditors for 2019.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature[PLEASE SIGN WITHIN BOX] Date. Signature(Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E65986-P19176 REVOCABLE PROXY LIVE OAK BANCSHARES, INC. Annual Meeting of Shareholders May 14, 2019 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints S. Brett Caines and Gregory W. Seward (the "Proxies"), and any substitute appointed by them, as the undersigned's attorneys and proxies, and authorizes any one or more of them to represent and vote, as designated on the  reverse side of this appointment of proxy, all of the shares of voting common stock of Live Oak Bancshares, Inc. (the "Company")  held of record by the undersigned on March 15, 2019, at the Annual Meeting of Shareholders of the Company to be held at the  Live Oak Corporate Offices, 1741 Tiburon Drive, Wilmington, North Carolina, at 9:00 AM, Eastern Time on May 14, 2019, and  at any adjournments of the Annual Meeting. The undersigned directs that the shares represented by this appointment of proxy be voted as indicated on the reverse side of this appointment of proxy. In the absence of any instruction, those shares may be voted "FOR" the election of each nominee named in Proposal 1, "FOR" Proposal 2, "1 Year" on Proposal 3 and "FOR" Proposal 4. If, before the Annual Meeting, any nominee listed in Proposal 1 becomes unable or unwilling to serve as a director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matter properly presented for action by shareholders at the Annual Meeting and on matters incident to the conduct of the meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy according to their best judgment. This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Corporate Secretary a written instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person. Continued and to be signed on reverse side